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Exhibit 2.9

                              SAHYOUN HOLDINGS LLC
                                4 WHITE HOUSE WAY
                                MONROE, NJ 08831


                                                            April 15, 2002

Mr. Joseph Raymond, CEO
Stratus Services Group, Inc.
500 Craig Road
Manalapan, NJ

Subject:  Letter Agreement

Dear Joe:

     This letter shall serve to document our agreement regarding a change in the Allocation Agreement between Stratus Services Group, Inc., Sahyoun Holdings, and myself, Charles Sahyoun. Due to Stratus's current need for capital, Sahyoun Holdings will provide Stratus Services Group, Inc. with $200,000 in the form of a short term, 90 day, demand note. Stratus shall agree to reimburse Sahyoun Holdings, LLC by August 1, 2002 in the amount of $250,000.

     Such $250,000 shall be payable from distributions currently scheduled to be paid to Stratus Services Group, Inc., from proceeds received by SEP, LLC. Distributions made by SEP, LLC are in accordance with proceeds received from SEA Consulting Services Corp, on or about July 30, 2002.

     If for any reason, such proceeds due SEP, LLC are not received, and are there for not distributable, the repayment amount of $250,000 shall be paid by you, Joseph Raymond, from your person assets, on or about September 1, 2002.

     If you agree to the above terms, please sign below to signify your acknowledgement and understanding of this agreement.

                                           Sincerely,


                                           /s/ Charles Sahyoun
                                           -------------------------------------
                                           Charles Sahyoun
                                           President, Sahyoun Holdings, LLC


/s/ Joseph J. Raymond
--------------------------------------

Mr. Joseph Raymond

CEO, Stratus Services Group, Inc.

/s/ Michael A. Maltzman                    /s/ Joseph J. Raymond
--------------------------------------     -------------------------------------

Mr. Michael Maltzman                       Mr. Joseph Raymond
CFO, Stratus Services Group, Inc.      Individual